Exhibit 99.1

eBay Announces Offer for Any and All of its 2.60% Notes due 2022

March 17, 2021

SAN JOSE, Calif., March 17, 2021 /PRNewswire/ -- eBay Inc. (Nasdaq: EBAY) (the “Company”) announced today that it has commenced a cash tender offer (the “Offer”) for any and all of its outstanding $1 billion aggregate principal amount 2.60% Notes due 2022 (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

Information related to the Notes and the Offer is set forth in the table below.

Title of Note	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread
2.60% Notes due 2022	278642AE3	$1,000,000,000	2.250% UST due April 15, 2022	FIT4	20 bps

Timetable for the Offer

Commencement of the Offer	March 17, 2021
Price Determination Date	11:00 A.M., New York City time, on March 23, 2021, unless extended
Withdrawal Deadline	5:00 P.M., New York City time, on March 23, 2021, unless extended
Expiration Time	5:00 P.M., New York City time, on March 23, 2021, unless extended
Expected Settlement Date	March 24, 2021
Expected Guaranteed Delivery Date	5:00 P.M., New York City time, on March 25, 2021, unless extended
Expected Guaranteed Delivery Settlement Date	March 26, 2021 (the first business day after the Guaranteed Delivery Date and the third business day after the Expiration Time)

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Holders must validly tender (and not validly withdraw) or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration (as defined below). Holders who tender their Notes at or prior to 5:00 P.M., New York City time, on March 23, 2021 (such time and date, as the same may be extended or earlier terminated by the Company, the “Withdrawal Deadline”) may withdraw such tendered Notes at any time at or prior to the Withdrawal Deadline. Following the Withdrawal Deadline, Holders who have tendered their Notes (whether before, on or after the Withdrawal Deadline) may not withdraw such Notes unless the Company is required to extend withdrawal rights under applicable law. In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest on those Notes from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase). The Company expects the Settlement Date to occur on March 24, 2021. Notes tendered by Notice of Guaranteed Delivery and accepted for purchase will be purchased on the third business day after the Expiration Time, but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

The Offer will expire at 5:00 p.m., New York City time, on March 23, 2021, unless extended by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”) or earlier terminated.

The Offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase and is not conditioned upon the tender of any minimum principal amount of Notes. If any of the conditions are not satisfied, the Company may terminate the Offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the Offer or may otherwise amend the Offer. The Company expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the Offer at any time prior to the Expiration Time.

The consideration (the “Tender Offer Consideration”) offered per $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Offer will be determined in the manner described in Offer to Purchase by reference to the fixed spread (the “Fixed Spread”) specified above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified above as quoted on the applicable page on the Bloomberg Bond Trader FIT4 series of pages at 11:00 a.m., New York City time on March 23, 2021.

The complete terms and conditions of the Offer are set forth in the Offer Documents that are being sent to holders of the Notes. Holders are urged to read the Offer Documents carefully when they become available, consult their own investment and tax advisers and make their own decisions whether to tender Notes in the Offer, and, if so, the principal amount of Notes to tender.

Notes that are not tendered and accepted for payment pursuant to the Offer will remain obligations of eBay. There is no requirement that eBay redeem any Notes, and unless redeemed, such Notes will continue to remain outstanding.

The Company has engaged BofA Securities, Inc. to act as Dealer Manager for the Offer. Persons with questions regarding the Offer should contact BofA Securities, Inc. collect at (980) 387-3907. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the Offer, at (212) 269-5550 (for banks and brokers) or (866) 521-4487 (for noteholders), or via the following web address: www.dfking.com/ebay.

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This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The Offer is being made pursuant to the Offer Documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled $100 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the Offer will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

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